EXHIBIT 99.1

Delta announces Dan Janki as new E.V.P. and Chief Financial Officer

Delta continues to build out its leadership team as it flies into the recovery, with Dan Janki joining the airline as its new E.V.P. and Chief Financial Officer.

As the airline’s top leader in finance, Dan will oversee financial reporting, the controller organization, corporate audit, financial planning, fleet and TechOps supply chain, fuel management, including Delta’s refinery, investor relations, supply chain management and treasury. In addition, corporate strategy will report to Dan. He also will join the Delta Leadership Committee.

Dan joins Delta from General Electric, where he is currently the Senior Vice President and CEO of GE Power Portfolio. He has more than 25 years of experience at GE in a wide variety of senior roles.

“Dan is known for his close working relationship with his teams and a strong customer focus,” Delta CEO Ed Bastian said in a memo to employees. “He shares our spirit of innovation and collaboration, and our values of servant leadership, honesty, integrity and respect for all.”

“I’m thrilled to join Delta’s talented team, renowned for its innovative, collaborative and people-centric culture. As a longtime frequent flyer and corporate business partner, I have a deep appreciation for Delta’s strong commitment to its customers, and its reliable and trusted service,” Dan said. “I’m also immensely grateful to my colleagues and friends at GE, and I wish them continued success as I look forward to getting to know my new colleagues at Delta.”

In his memo, Ed thanked Gary Chase and Bill Carroll for their exceptional leadership as interim co-CFOs. “Their collaboration and support of our world-class Finance organization has been instrumental in our progression through the recovery,” he said. “I’m proud of the great work of our finance team throughout the pandemic and how they have positioned Delta to emerge stronger.”

Dan, who lives in Atlanta with his wife, Terri, and three children, will join Delta effective July 12, 2021.